Exhibit 99.1
Post Holdings Reports Results for the Fourth Quarter and Fiscal Year 2022
St. Louis - November 17, 2022 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the fourth fiscal quarter and fiscal year ended September 30, 2022.
Highlights:
•Fourth quarter net sales of $1.6 billion; operating profit of $131.9 million; net earnings from continuing operations of $83.9 million and Adjusted EBITDA of $279.7 million
•Fiscal year net sales of $5.9 billion; operating profit of $415.6 million; net earnings from continuing operations of $735.0 million and Adjusted EBITDA of $963.5 million
•Generated $384.2 million in cash from continuing operations in fiscal year 2022
•Fiscal year 2023 Adjusted EBITDA (non-GAAP) expected to range between $990-$1,040 million
Basis of Presentation
On March 10, 2022, Post’s distribution to its shareholders of 80.1% of its interest in BellRing Brands, Inc. (“BellRing”) was completed. Accordingly, the historical results of the BellRing business have been presented as discontinued operations in Post’s financial statements for all periods.
Fourth Quarter Consolidated Operating Results
Net sales were $1,579.1 million, an increase of 16.5%, or $223.2 million, compared to $1,355.9 million in the prior year period. Gross profit was $392.6 million, or 24.9% of net sales, an increase of 18.1%, or $60.1 million, compared to $332.5 million, or 24.5% of net sales, in the prior year period. Results for the fourth quarter of 2022 reflected pricing actions across the business which offset input and freight inflation. Supply chain disruptions eased slightly during the fourth quarter of 2022 but continued to drive higher manufacturing costs and customer order fulfillment rates below optimal levels.
Selling, general and administrative (“SG&A”) expenses were $223.8 million, or 14.2% of net sales, an increase of 9.9%, or $20.1 million, compared to $203.7 million, or 15.0% of net sales, in the prior year period. Operating profit was $131.9 million, an increase of 55.7%, or $47.2 million, compared to $84.7 million in the prior year period.
Net earnings from continuing operations were $83.9 million, an increase of 910.8%, or $75.6 million, compared to $8.3 million in the prior year period. Net earnings from continuing operations included the following:

	Three Months Ended September 30,
(in millions)	2022	2021
Gain on extinguishment of debt, net (1)	$(81.7)	$—
Income on swaps, net (1)	(45.1)	(17.2)
Loss on investment in BellRing (1)	45.7	—
United Kingdom (“U.K.”) tax reform expense (1)	0.5	0.7
Equity method loss, net of tax	17.8	17.4
Net earnings attributable to noncontrolling interests (2)	2.5	7.6

(1) Discussed later in this release and were treated as adjustments for non-GAAP measures.
(2) Primarily reflected the allocation of 69.0% of Post Holdings Partnering Corporation’s (“PHPC”) consolidated net earnings to noncontrolling interests.
Diluted earnings from continuing operations per common share were $1.32, compared to $0.06 in the prior year period. Adjusted net earnings from continuing operations were $54.1 million, or $0.85 per diluted common share, compared to $6.8 million, or $0.11 per diluted common share, in the prior year period.

Adjusted EBITDA was $279.7 million, an increase of 31.9%, or $67.7 million, compared to $212.0 million in the prior year period.
The prior year period included net earnings from discontinued operations, net of tax and noncontrolling interest of $21.6 million. Net earnings were $83.9 million, or $1.32 per diluted common share, compared to $29.9 million, or $0.39 per diluted common share, in the prior year period.
Fiscal Year 2022 Consolidated Operating Results
Net sales were $5,851.2 million, an increase of 17.5%, or $870.5 million, compared to $4,980.7 million in the prior year. Gross profit was $1,467.5 million, or 25.1% of net sales, an increase of 2.8%, or $39.4 million, compared to $1,428.1 million, or 28.7% of net sales, in the prior year.
SG&A expenses were $904.7 million, or 15.5% of net sales, an increase of 12.1%, or $97.7 million, compared to $807.0 million, or 16.2% of net sales, in the prior year. SG&A expenses in fiscal year 2022 included $32.1 million of transaction costs, which were primarily related to the BellRing distribution and were treated as an adjustment for non-GAAP measures. Operating profit was $415.6 million, a decrease of 14.8%, or $72.1 million, compared to $487.7 million in the prior year.
Net earnings from continuing operations were $735.0 million, an increase of 600.7%, or $630.1 million, compared to $104.9 million in the prior year. Net earnings from continuing operations included the following:

	Year Ended September 30,
(in millions)	2022	2021
(Gain) loss on extinguishment of debt, net (1)	$(72.6)	$93.2
Income on swaps, net (1)	(268.0)	(122.8)
Gain on investment in BellRing (1)	(437.1)	—
U.K. tax reform expense (1)	0.9	40.0
Equity method loss, net of tax	67.1	43.9
Net earnings attributable to noncontrolling interests (2)	7.5	7.0

(1) Discussed later in this release and were treated as adjustments for non-GAAP measures.
(2) Primarily reflected the allocation of 69.0% of PHPC’s consolidated net earnings to noncontrolling interests.
Diluted earnings from continuing operations per common share were $11.75, compared to $1.44 in the prior year. Adjusted net earnings from continuing operations were $105.5 million, or $1.68 per diluted common share, compared to $74.6 million, or $1.14 per diluted common share, in the prior year.
Adjusted EBITDA was $963.5 million, an increase of 8.3%, or $74.1 million, compared to $889.4 million in the prior year.
Net earnings from discontinued operations, net of tax and noncontrolling interest were $21.6 million, compared to $61.8 million in the prior year. Net earnings were $756.6 million, or $12.09 per diluted common share, compared to $166.7 million, or $2.38 per diluted common share, in the prior year.
Recent Acquisitions and Divestiture
The below table lists Post’s recent acquisitions, including the acquisition date, the fiscal year in which the acquisition was completed and the segment in which the results of the acquisition are reported.

Acquisition	Acquisition Date	Fiscal Year	Segment
Lacka Foods Limited (“Lacka”) (a U.K. based distributor of protein-based ready-to-drink (“RTD”) shakes)	April 5, 2022	2022	Weetabix
Private label ready-to-eat (“RTE”) cereal business of TreeHouse Foods, Inc.	June 1, 2021	2021	Post Consumer Brands
Egg Beaters liquid egg brand	May 27, 2021	2021	Refrigerated Retail
Almark Foods business and related assets	February 1, 2021	2021	Foodservice and Refrigerated Retail
Peter Pan nut butter brand (“Peter Pan”)	January 25, 2021	2021	Post Consumer Brands
On December 1, 2021, Post sold the Willamette Egg Farms business (“Willamette”); its operating results were previously reported in the Refrigerated Retail segment.

Post Consumer Brands
North American RTE cereal and Peter Pan nut butters.
For the fourth quarter, net sales were $587.6 million, an increase of 12.6%, or $65.9 million, compared to the prior year period. Volumes increased 2.1% primarily driven by growth in Peter Pan nut butters, Pebbles, private label cereal and Malt-O-Meal bag cereal, partially offset by declines in Honey Bunches of Oats. Segment profit was $82.0 million, an increase of 23.3%, or $15.5 million, compared to the prior year period. Segment Adjusted EBITDA was $115.4 million, an increase of 9.7%, or $10.2 million, compared to the prior year period.
For fiscal year 2022, net sales were $2,242.7 million, an increase of 17.1%, or $327.4 million, compared to the prior year. Segment profit was $314.6 million, a decrease of 0.6%, or $2.0 million, compared to the prior year. Segment Adjusted EBITDA was $456.5 million, a decrease of 0.9%, or $4.0 million, compared to the prior year.
Weetabix
Primarily U.K. RTE cereal, muesli and protein-based RTD shakes.
For the fourth quarter, net sales were $116.8 million, a decrease of 8.2%, or $10.4 million, compared to the prior year period, and included $6.7 million in net sales from the Lacka acquisition. Additionally, net sales reflected a foreign currency exchange rate headwind of approximately 1,500 basis points. Volumes declined 2.9%; excluding the benefit from the Lacka acquisition, volumes declined 9.4% as growth in private label products was offset by declines in branded products. Segment profit was $27.7 million, a decrease of 15.5%, or $5.1 million, compared to the prior year period. Segment Adjusted EBITDA was $37.0 million, a decrease of 13.3%, or $5.7 million, compared to the prior year period.
For fiscal year 2022, net sales were $477.3 million, flat compared to the prior year. Segment profit was $109.5 million, a decrease of 5.1%, or $5.9 million, compared to the prior year. Segment Adjusted EBITDA was $146.7 million, a decrease of 4.0%, or $6.1 million, compared to the prior year.
Foodservice
Primarily egg and potato products.
For the fourth quarter, net sales were $625.5 million, an increase of 36.9%, or $168.7 million, compared to the prior year period. Volumes increased 3.6%, with egg volumes up 5.2% and potato volumes up 2.1%. Segment profit was $70.0 million, an increase of 393.0%, or $55.8 million, compared to the prior year period. Segment profit for the fourth quarter of 2022 was negatively impacted by a provision for legal settlements of $13.8 million, which was treated as an adjustment for non-GAAP measures. Segment Adjusted EBITDA was $109.6 million, an increase of 97.1%, or $54.0 million, compared to the prior year period.
For fiscal year 2022, net sales were $2,095.0 million, an increase of 29.7%, or $479.4 million, compared to the prior year. Segment profit was $151.0 million, an increase of 144.7%, or $89.3 million, compared to the prior year. Segment profit for fiscal year 2022 was negatively impacted by a provision for legal settlements of $13.8 million, which was treated as an adjustment for non-GAAP measures. Segment Adjusted EBITDA was $292.3 million, an increase of 48.4%, or $95.3 million, compared to the prior year.
Refrigerated Retail
Primarily side dish, egg, cheese and sausage products.
For the fourth quarter, net sales were $249.2 million, a decrease of 0.8%, or $1.9 million, compared to the prior year period. Net sales in the fourth quarter of 2021 included $10.1 million related to the divested Willamette business. Volumes declined 15.0%; excluding the contribution from Willamette in the prior year period, volumes declined 7.1% primarily driven by declines in egg (resulting from reduced supply driven by avian influenza and elasticities resulting from inflation-driven price increases) and cheese (resulting from the decision to exit certain low-margin business and some distribution losses). Volume information by product is disclosed in a table presented later in this release. Segment profit was $16.1 million, an increase of 335.1%, or $12.4 million, compared to the prior year period. Segment Adjusted EBITDA was $35.8 million, an increase of 49.2%, or $11.8 million, compared to the prior year period.
For fiscal year 2022, net sales were $1,036.6 million, an increase of 6.4%, or $62.1 million, compared to the prior year. Segment profit was $57.1 million, a decrease of 24.8%, or $18.8 million, compared to the prior year. Adjusted EBITDA was $137.8 million, a decrease of 9.2%, or $13.9 million, compared to the prior year.

Interest, (Gain) Loss on Extinguishment of Debt, Income on Swaps, Investment in BellRing and Income Tax
Interest expense, net was $72.2 million in the fourth quarter of 2022, compared to $82.9 million in the fourth quarter of 2021, and was $317.8 million in fiscal year 2022, compared to $332.6 million in fiscal year 2021.
Gain on extinguishment of debt, net of $81.7 million was recorded in the fourth quarter of 2022 in connection with Post’s repayment of $638.4 million in total principal amounts to extinguish a portion of certain senior notes. Gain on extinguishment of debt, net of $72.6 million was recorded in fiscal year 2022 primarily in connection with Post’s repayment of $1,552.3 million in total principal amounts to extinguish a portion of certain senior notes. Loss on extinguishment of debt, net of $93.2 million was recorded in fiscal year 2021 in connection with Post’s repayment of its 5.00% senior notes due August 2026.
Income on swaps, net relates to mark-to-market adjustments on interest rate swaps. Income on swaps, net was $45.1 million in the fourth quarter of 2022, compared to $17.2 million in the fourth quarter of 2021, and was $268.0 million in fiscal year 2022, compared to $122.8 million in fiscal year 2021.
Loss on investment in BellRing of $45.7 million was recorded in the fourth quarter of 2022 in connection with a non-cash mark-to-market adjustment on Post’s retained equity interest in BellRing to its fair value based on the trading value of BellRing’s common stock as of September 30, 2022. Gain on investment in BellRing of $437.1 million was recorded in fiscal year 2022.
Income tax expense was $42.4 million in the fourth quarter of 2022, an effective income tax rate of 28.9%, compared to a benefit of $4.8 million in the fourth quarter of 2021, an effective income tax rate of (16.8)%. Income tax expense was $85.7 million in fiscal year 2022, an effective income tax rate of 9.6%, compared to $58.2 million in fiscal year 2021, an effective income tax rate of 27.2%. For fiscal year 2022, the effective income tax rates differed significantly from the statutory tax rates primarily as a result of discrete income tax benefit items related to a non-cash mark-to-market adjustment on Post’s retained equity interest in BellRing and Post’s equity method loss attributable to 8th Avenue Food & Provisions, Inc. (“8th Avenue”). For fiscal year 2021, the effective income tax rates differed significantly from the statutory tax rates primarily as a result of enacted tax law changes in the U.K., which resulted in a $40.0 million income tax expense recorded in fiscal year 2021.
Share Repurchases
During the fourth quarter of 2022, Post repurchased 1.1 million shares of its common stock for $100.0 million at an average price of $90.30 per share. During fiscal year 2022, Post repurchased 4.9 million shares of its common stock for $438.9 million at an average price of $90.02 per share. Average price per share repurchased during fiscal year 2022 was $103.79 prior to the BellRing distribution and $81.53 subsequent to the BellRing distribution. Subsequent to the end of the fourth quarter of 2022 and as of November 16, 2022, Post repurchased 0.2 million shares of its common stock for $16.7 million at an average price of $82.76 per share. As of November 16, 2022, Post had $283.3 million remaining under its share repurchase authorization.
Outlook
Post management expects Adjusted EBITDA for fiscal year 2023 to be between $990-$1,040 million.
Post management expects fiscal year 2023 capital expenditures to range between $300-$325 million, which includes $100-$110 million investment in RTD shake manufacturing, precooked and cage-free eggs and North American RTE cereal manufacturing optimization.
Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for gain/loss on investment in BellRing, income/expense on swaps, net, equity method investment adjustment, mark-to-market adjustments on commodity and foreign exchange hedges, warrant liabilities and equity securities, provision for legal settlements, gain/loss on assets held for sale, gain/loss on sale of business, transaction and integration costs and other charges reflected in Post’s reconciliations of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
Use of Non-GAAP Measures
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). These non-GAAP measures include total segment profit, Adjusted net earnings from continuing operations, Adjusted diluted earnings from continuing operations per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying company and segment performance, in making financial, operating and planning decisions and, in part, in the determination of bonuses for its executive officers and employees. Additionally, Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of Post and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding Post’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures.”
Conference Call to Discuss Earnings Results and Outlook
Post will host a conference call on Friday, November 18, 2022 at 9:00 a.m. EST to discuss financial results for the fourth quarter and fiscal year 2022 and fiscal year 2023 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Executive Vice President and Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (800) 267-6316 in the United States and (203) 518-9783 from outside of the United States. The conference identification number is POSTQ422. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investors section of Post’s website at www.postholdings.com.
A replay of the conference call will be available through Friday, November 25, 2022 by dialing (800) 839-3742 in the United States and (402) 220-2979 from outside of the United States. A webcast replay also will be available for a limited period on Post’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what Post’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecasted. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on Post’s conference call are forward-looking statements, including Post’s Adjusted EBITDA outlook for fiscal year 2023 and Post’s capital expenditure outlook for fiscal year 2023. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:
•significant volatility in the cost or availability of inputs to Post’s businesses (including freight, raw materials, energy and other supplies);
•Post’s ability to increase its prices to offset cost increases and the potential for such price increases to impact demand for Post’s products;
•disruptions or inefficiencies in Post’s supply chain, including as a result of inflation, labor shortages, insufficient product or raw material availability, limited freight carrier availability, Post’s reliance on third parties for the supply of materials for or the manufacture of many of Post’s products, public health crises (including the COVID-19 pandemic), climatic events, agricultural diseases and pests, fires and evacuations related thereto and other events beyond Post’s control;
•Post’s high leverage, Post’s ability to obtain additional financing (including both secured and unsecured debt), Post’s ability to service its outstanding debt (including covenants that restrict the operation of Post’s businesses) and a downgrade or potential downgrade in Post’s credit ratings;

•Post’s ability to hire and retain talented personnel, increases in labor-related costs, the ability of Post’s employees to safely perform their jobs, including the potential for physical injuries or illness, employee absenteeism, labor strikes, work stoppages and unionization efforts;
•changes in economic conditions, the occurrence of a recession, disruptions in the U.S. and global capital and credit markets, changes in interest rates and fluctuations in foreign currency exchange rates;
•Post’s ability to continue to compete in its product categories and Post’s ability to retain its market position and favorable perceptions of its brands;
•the impacts of public health crises (including the COVID-19 pandemic), such as negative impacts on demand for Post’s foodservice and on-the-go products, Post’s ability to manufacture and deliver its products, workforce availability, the health and safety of Post’s employees, operating costs, the global economy and capital markets and Post’s operations generally;
•Post’s ability to anticipate and respond to changes in consumer and customer preferences and behaviors and introduce new products;
•allegations that Post’s products cause injury or illness, product recalls and withdrawals and product liability claims and other related litigation;
•Post’s ability to identify, complete and integrate or otherwise effectively execute acquisitions or other strategic transactions and effectively manage its growth;
•risks related to the intended tax treatment of the transactions Post undertook, and intends to undertake, related to divestitures of Post’s interest in BellRing;
•the possibility that PHPC, a publicly-traded special purpose acquisition company in which Post indirectly owns an interest (through PHPC Sponsor, LLC, Post’s wholly-owned subsidiary), may not consummate a suitable partnering transaction within the prescribed two-year time period, that the partnering transaction may not be successful or that the activities for PHPC could be distracting to Post’s management;
•conflicting interests or the appearance of conflicting interests resulting from several of Post’s directors and officers also serving as directors or officers of one or more other companies;
•Post’s ability to successfully implement business strategies to reduce costs;
•impairment in the carrying value of goodwill or other intangibles;
•legal and regulatory factors, such as compliance with existing laws and regulations, as well as new laws and regulations and changes to existing laws and regulations and interpretations thereof, affecting Post’s businesses, including current and future laws and regulations regarding tax matters, food safety, advertising and labeling, animal feeding and housing operations, data privacy and climate change and other environmental matters;
•the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;
•costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents or information security breaches;
•the failure or weakening of the RTE cereal category and consolidations in the retail and foodservice distribution channels;
•the ultimate impact litigation or other regulatory matters may have on Post;
•costs associated with the obligations of Bob Evans Farms, Inc. (“Bob Evans”) in connection with the sale and separation of its restaurants business in April 2017, including certain indemnification obligations under the restaurants sale agreement and Bob Evans’s payment and performance obligations as a guarantor for certain leases;
•Post’s ability to protect its intellectual property and other assets and to continue to use third party intellectual property subject to intellectual property licenses;
•the ability of Post’s and its customers’ private brand products to compete with nationally branded products;
•the impact of national or international disputes, political instability, terrorism, war or armed hostilities, such as the ongoing conflict in Ukraine, including on the global economy, capital markets, Post’s supply chain, commodity, energy and freight availability and costs and information security;
•risks associated with Post’s international businesses;
•changes in critical accounting estimates;
•losses or increased funding and expenses related to Post’s qualified pension or other postretirement plans;
•significant differences in Post’s actual operating results from any of Post’s guidance regarding Post’s future performance;
•Post’s and PHPC’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and
•other risks and uncertainties described in Post’s and PHPC’s filings with the SEC.

These forward-looking statements represent Post’s judgment as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements.

About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods and Bob Evans Farms. Post Consumer Brands is a leader in the North American ready-to-eat cereal category and also markets Peter Pan® nut butters. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post participates in the global convenient nutrition category through its minority ownership of BellRing Brands, Inc., a publicly-traded holding company offering ready-to-drink shake and powder protein products. Post participates in the private brand food category through its ownership interest in 8th Avenue Food & Provisions, Inc., a leading, private brand centric, consumer products holding company. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@postholdings.com
(314) 644-7665
Media Relations
Lisa Hanly
lisa.hanly@postholdings.com
(314) 665-3180

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
Net Sales	$1,579.1	$1,355.9	$5,851.2	$4,980.7
Cost of goods sold	1,186.5	1,023.4	4,383.7	3,552.6
Gross Profit	392.6	332.5	1,467.5	1,428.1
Selling, general and administrative expenses	223.8	203.7	904.7	807.0
Amortization of intangible assets	36.5	36.7	146.0	143.2
Other operating expense (income), net	0.4	7.4	1.2	(9.8)
Operating Profit	131.9	84.7	415.6	487.7
Interest expense, net	72.2	82.9	317.8	332.6
(Gain) loss on extinguishment of debt, net	(81.7)	—	(72.6)	93.2
Income on swaps, net	(45.1)	(17.2)	(268.0)	(122.8)
Loss (gain) on investment in BellRing	45.7	—	(437.1)	—
Other income, net	(5.8)	(9.5)	(19.8)	(29.3)
Earnings before Income Taxes and Equity Method Loss	146.6	28.5	895.3	214.0
Income tax expense (benefit)	42.4	(4.8)	85.7	58.2
Equity method loss, net of tax	17.8	17.4	67.1	43.9
Net Earnings from Continuing Operations, Including Noncontrolling Interests	86.4	15.9	742.5	111.9
Less: Net earnings attributable to noncontrolling interests from continuing operations	2.5	7.6	7.5	7.0
Net Earnings from Continuing Operations	83.9	8.3	735.0	104.9
Net earnings from discontinued operations, net of tax and noncontrolling interest	—	21.6	21.6	61.8
Net Earnings	$83.9	$29.9	$756.6	$166.7

Earnings from Continuing Operations per Common Share:
Basic	$1.39	$0.06	$12.07	$1.46
Diluted	$1.32	$0.06	$11.75	$1.44
Earnings from Discontinued Operations per Common Share:
Basic	$—	$0.34	$0.35	$0.96
Diluted	$—	$0.33	$0.34	$0.94
Earnings per Common Share:
Basic	$1.39	$0.40	$12.42	$2.42
Diluted	$1.32	$0.39	$12.09	$2.38
Weighted-Average Common Shares Outstanding:
Basic	59.2	63.5	60.9	64.2
Diluted	63.8	64.6	62.7	65.3

CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2022	September 30, 2021

ASSETS
Current Assets
Cash and cash equivalents	$586.5	$664.5
Restricted cash	3.6	7.1
Receivables, net	544.2	452.4
Inventories	549.1	476.6
Investment in BellRing	94.8	—
Current investments held in trust	346.8	—
Current assets of discontinued operations	—	385.7
Prepaid expenses and other current assets	98.4	99.8
Total Current Assets	2,223.4	2,086.1

Property, net	1,751.9	1,830.5
Goodwill	4,349.6	4,501.6
Other intangible assets, net	2,712.2	2,924.4
Equity method investments	4.1	70.7
Investments held in trust	—	345.0
Other assets of discontinued operations	—	308.4
Other assets	266.8	348.0
Total Assets	$11,308.0	$12,414.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$1.1	$1.1
Accounts payable	452.7	384.2
Current liabilities of discontinued operations	—	248.9
Other current liabilities	370.0	415.0
Total Current Liabilities	823.8	1,049.2

Long-term debt	5,956.6	6,441.6
Deferred income taxes	688.4	729.1
Other liabilities of discontinued operations	—	627.7
Other liabilities	266.9	507.9
Total Liabilities	7,735.7	9,355.5

Redeemable Noncontrolling Interest	306.6	305.0

Shareholders’ Equity
Preferred stock	—	—
Common stock	0.9	0.9
Additional paid-in capital	4,748.2	4,253.5
Retained earnings	1,109.0	347.3
Accumulated other comprehensive (loss) income	(262.9)	42.9
Treasury stock, at cost	(2,341.2)	(1,902.2)
Total Shareholders’ Equity Excluding Noncontrolling Interests	3,254.0	2,742.4
Noncontrolling interests	11.7	11.8
Total Shareholders’ Equity	3,265.7	2,754.2
Total Liabilities and Shareholders’ Equity	$11,308.0	$12,414.7

SELECTED CONDENSED CONSOLIDATED CASH FLOWS FROM CONTINUING OPERATIONS
INFORMATION (Unaudited)
(in millions)

	Year Ended September 30,
	2022	2021
Cash provided by (used in):
Operating activities	$384.2	$362.1
Investing activities, including capital expenditures of $255.3 and $190.9	(220.2)	(792.0)
Financing activities	(237.2)	(46.6)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(8.3)	3.4
Net decrease in cash, cash equivalents and restricted cash	$(81.5)	$(473.1)

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
Net Sales
Post Consumer Brands	$587.6	$521.7	$2,242.7	$1,915.3
Weetabix	116.8	127.2	477.3	477.5
Foodservice	625.5	456.8	2,095.0	1,615.6
Refrigerated Retail	249.2	251.1	1,036.6	974.5
Eliminations and Corporate	—	(0.9)	(0.4)	(2.2)
Total	$1,579.1	$1,355.9	$5,851.2	$4,980.7
Segment Profit
Post Consumer Brands	$82.0	$66.5	$314.6	$316.6
Weetabix	27.7	32.8	109.5	115.4
Foodservice	70.0	14.2	151.0	61.7
Refrigerated Retail	16.1	3.7	57.1	75.9
Total segment profit	195.8	117.2	632.2	569.6
General corporate expenses and other	58.1	23.0	196.8	52.6
Interest expense, net	72.2	82.9	317.8	332.6
(Gain) loss on extinguishment of debt, net	(81.7)	—	(72.6)	93.2
Income on swaps, net	(45.1)	(17.2)	(268.0)	(122.8)
Loss (gain) on investment in BellRing	45.7	—	(437.1)	—
Earnings before Income Taxes and Equity Method Loss	$146.6	$28.5	$895.3	$214.0

SUPPLEMENTAL REFRIGERATED RETAIL SEGMENT INFORMATION (Unaudited)
The below table presents volume percentage changes for the current quarter compared to the prior year quarter for products within the Refrigerated Retail segment.

Product	Volume Percentage Change
All (1)	(15.0%)
Side dishes	(1.1%)
Egg (2)	(37.9%)
Cheese	(21.7%)
Sausage	(1.2%)

(1) Excluding the contribution from Willamette in the prior year period, volume percentage change was (7.1)%.
(2) Excluding the contribution from Willamette in the prior year period, volume percentage change was (13.3)%.

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include total segment profit, Adjusted net earnings from continuing operations, Adjusted diluted earnings from continuing operations per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Total segment profit
Total segment profit represents the aggregation of the segment profit for each of Post’s reportable segments, which for all segments is each segment’s earnings/loss before income taxes and equity method earnings/loss before impairment of property, goodwill and other intangible assets, facility closure related costs, restructuring expenses, gain/loss on assets and liabilities held for sale, gain/loss on sale of businesses and facilities, gain on/adjustment to bargain purchase, interest expense and other unallocated corporate income and expenses. Post believes total segment profit is useful to investors in evaluating Post’s operating performance because it facilitates period-to-period comparison of results of segment operations.
Adjusted net earnings from continuing operations and Adjusted diluted earnings from continuing operations per common share
Post believes Adjusted net earnings from continuing operations and Adjusted diluted earnings from continuing operations per common share are useful to investors in evaluating Post’s operating performance because they exclude items that affect the comparability of Post’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings from continuing operations and Adjusted diluted earnings from continuing operations per common share are adjusted for the following items:
a.Gain/loss on investment in BellRing: Post has excluded the impact of its gain/loss on investment in BellRing due to the inherent volatility associated with such amount based on changes in market pricing variations and as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
b.Income/expense on swaps, net: Post has excluded the impact of mark-to-market adjustments on interest rate swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and as the amount and frequency of such adjustments are not consistent.
c.Debt premiums and tender fees paid/discounts received, net: Post has excluded payments and other expenses for premiums and tender fees on debt extinguishment, net of gains realized on debt repurchased at a discount, as such payments are inconsistent in amount and frequency. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
d.Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities: Post has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.
e.Transaction costs and integration costs: Post has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures, costs incurred in connection with Post’s distribution of its interest in BellRing, costs associated with setting up a special purpose acquisition company and integration costs incurred to integrate acquired or to-be-acquired businesses as Post believes that these exclusions allow for more meaningful evaluation of Post’s current operating performance and comparisons of Post’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post or the performance of the divested assets, and such costs are not factored into management’s evaluation of potential acquisitions or Post’s performance after completion of an acquisition or the evaluation to divest an asset or set up a special purpose acquisition company. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the transaction and the maturity of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future transactions. By excluding these expenses, management is better able to evaluate Post’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for Post.
f.Provision for legal settlements: Post has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as Post believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
g.Gain on/adjustment to bargain purchase: Post has excluded gains recorded for acquisitions in which the fair value of the assets acquired exceeded the purchase price and adjustments to such gains as such amounts are inconsistent in amount and frequency. Post believes such gains and adjustments are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post, and such amounts are not factored into the performance of acquisitions after their completion.
h.Mark-to-market adjustments on equity securities: Post has excluded the impact of mark-to-market adjustments on investments in equity securities due to the inherent volatility associated with such amounts based on changes in market pricing variations and as the amount and frequency of such adjustments are not consistent. Additionally, these adjustments are primarily non-cash items and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
i.Gain/loss on assets held for sale: Post has excluded gains and losses recorded to adjust the carrying value of facilities and other assets classified as held for sale as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
j.Restructuring and facility closure costs: Post has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
k.Gain/loss on sale of business: Post has excluded gains and losses recorded on divestitures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
l.Asset disposal costs: Post has excluded costs recorded in connection with the disposal of certain assets which were never put into use as the amount and frequency of these costs are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
m.Costs expected to be indemnified, net: Post has excluded certain costs incurred and expected to be indemnified in connection with damaged assets and gains related to indemnification proceeds received above the carrying value of damaged assets, as Post believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
n.Inventory revaluation adjustment on acquired businesses: Post has excluded the impact of fair value step-up adjustments to inventory in connection with business combinations as such adjustments represent non-cash items, are not consistent in amount and frequency and are significantly impacted by the timing and size of Post’s acquisitions.
o.Purchase price adjustment on acquisition: Post has excluded adjustments to the purchase price of an acquisition in excess of one year beyond the acquisition date as such amounts are inconsistent in amount and frequency. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post, and such amounts are not factored into the performance of acquisitions after completion of acquisitions.
p.Adjustment to tax receivable agreement (“TRA”) liability: Post has excluded adjustments to BellRing’s TRA liability with Post as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these adjustments do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
q.Advisory income: Post has excluded advisory income received from 8th Avenue as Post believes such income does not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
r.Noncontrolling interest adjustment: Post has included an adjustment to reflect the removal of the portion of the non-GAAP adjustments related to PHPC which are attributable to noncontrolling interest (“NCI”) in the calculation of Adjusted net earnings from continuing operations and Adjusted diluted earnings from continuing operations per common share.
s.Income tax effect on adjustments: Post has included the income tax impact of the non-GAAP adjustments using a rate described in the applicable footnote of the reconciliation tables, as Post believes that its GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.
t.U.K. tax reform expense: Post has excluded the impact of the income tax expense recorded during fiscal years 2022 and 2021 which reflected the remeasurement of Post’s U.K. deferred tax assets and liabilities considering a 25% U.K. corporate income tax rate for future periods. Post believes that the expense as reported is not representative of Post’s current income tax position and exclusion of the expense allows for more meaningful comparisons of Post’s operating performance to other periods.
Adjusted EBITDA and segment Adjusted EBITDA
Post believes that Adjusted EBITDA is useful to investors in evaluating Post’s operating performance and liquidity because (i) Post believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of Post’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Post believes that segment Adjusted EBITDA is useful to investors in evaluating Post’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for income tax expense/benefit, interest expense, net and depreciation and amortization, and the following adjustments discussed above: gain/loss on investment in BellRing, income/expense on swaps, net, mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities, transaction costs and integration costs, provision for legal settlements, gain on/adjustment to bargain purchase, mark-to-market adjustments on equity securities, gain/loss on assets held for sale, restructuring and facility closure costs, gain/loss on sale of business, asset disposal costs, costs expected to be indemnified, net, inventory revaluation adjustment on acquired businesses, purchase price adjustment on acquisition, adjustment to TRA liability and advisory income. Additionally, Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for the following items:
u.Gain/loss on extinguishment of debt, net: Post has excluded gains and losses recorded on extinguishment of debt, inclusive of payments for premiums, the write-off of debt issuance costs and tender fees and the write-off of net unamortized debt premiums, net of gains realized on debt repurchased at a discount, as such gains and losses are inconsistent in amount and frequency. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
v.Non-cash stock-based compensation: Post’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. Post has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and does not contribute to meaningful comparisons of Post’s operating performances to other periods.
w.Equity method investment adjustment: Post has included adjustments for the 8th Avenue equity investment loss and Post’s portion of income tax expense/benefit, interest expense, net and depreciation and amortization for Weetabix’s unconsolidated investment accounted for using equity method accounting.
x.Noncontrolling interest adjustment: Post has included adjustments for (i) the portion of PHPC’s consolidated net earnings/loss which was allocated to NCI, resulting in Adjusted EBITDA including 100% of the consolidated Adjusted EBITDA of PHPC, as Post believes this basis contributes to a more meaningful evaluation of the consolidated operating company performance and (ii) income tax expense/benefit, interest expense, net and depreciation and amortization for Weetabix’s consolidated investment which is attributable to the noncontrolling owners of Weetabix’s consolidated investment.

RECONCILIATION OF NET EARNINGS FROM CONTINUING OPERATIONS
TO ADJUSTED NET EARNINGS FROM CONTINUING OPERATIONS (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
Net Earnings from Continuing Operations	$83.9	$8.3	$735.0	$104.9

Adjustments:
Loss (gain) on investment in BellRing	45.7	—	(437.1)	—
Income on swaps, net	(45.1)	(17.2)	(268.0)	(122.8)
Debt discounts (received) / premiums and tender fees paid	(85.5)	—	(72.0)	74.3
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	17.4	(7.3)	14.0	(54.2)
Transaction costs	1.0	1.7	32.1	5.8
Provision for legal settlements	13.8	—	13.8	15.0
Adjustment to (gain on) bargain purchase	—	1.2	—	(11.4)
Mark-to-market adjustments on equity securities	(0.8)	2.7	1.4	(9.6)
Loss on assets held for sale	0.4	—	(9.4)	(0.5)
Integration costs	1.3	2.5	11.1	4.1
Restructuring and facility closure costs	1.8	0.1	11.1	0.4
Loss on sale of business	—	—	6.3	—
Asset disposal costs	—	6.0	6.1	6.0
Costs expected to be indemnified, net	(4.4)	—	(1.6)	—
Inventory revaluation adjustment on acquired businesses	—	1.6	0.6	3.4
Purchase price adjustment on acquisition	—	—	(1.2)	—
Adjustment to TRA liability	—	—	—	0.4
Advisory income	(0.2)	(0.2)	(0.6)	(0.6)
Noncontrolling interest adjustment	1.3	6.3	5.6	5.2
Total Net Adjustments	(53.3)	(2.6)	(687.8)	(84.5)
Income tax effect on adjustments (1)	23.0	0.4	57.4	14.2
U.K. tax reform expense	0.5	0.7	0.9	40.0
Adjusted Net Earnings from Continuing Operations	$54.1	$6.8	$105.5	$74.6

(1) For all periods, income tax effect on adjustments was calculated on all items, except loss (gain) on investment in BellRing, income on swaps, net, transaction costs and adjustment to (gain on) bargain purchase, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income on swaps, net was calculated using a rate of 21.5%. Income tax effect for loss (gain) on investment in BellRing and adjustment to (gain on) bargain purchase were calculated using a rate of 0.0%. Income tax effect for transaction costs was calculated using a rate of 12.0% for the three months and year ended September 30, 2022 and 24.5% for the three months and year ended September 30, 2021.

RECONCILIATION OF DILUTED EARNINGS FROM CONTINUING OPERATIONS PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS FROM CONTINUING OPERATIONS PER COMMON SHARE (Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
Diluted Earnings from Continuing Operations per Common Share	$1.32	$0.06	$11.75	$1.44
Adjustment to Diluted Earnings from Continuing Operations per Common Share for impact of redeemable noncontrolling interest and interest expense, net of tax, related to convertible senior notes (1)	—	0.07	(0.02)	0.17

Adjustments:
Loss (gain) on investment in BellRing	0.72	—	(6.97)	—
Income on swaps, net	(0.71)	(0.27)	(4.27)	(1.88)
Debt discounts (received) / premiums and tender fees paid	(1.34)	—	(1.15)	1.14
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	0.27	(0.11)	0.22	(0.83)
Transaction costs	0.01	0.03	0.51	0.09
Provision for legal settlements	0.22	—	0.22	0.23
Adjustment to (gain on) bargain purchase	—	0.02	—	(0.17)
Mark-to-market adjustments on equity securities	(0.01)	0.04	0.02	(0.15)
Loss on assets held for sale	—	—	(0.15)	(0.01)
Integration costs	0.02	0.04	0.18	0.06
Restructuring and facility closure costs	0.03	—	0.18	0.01
Loss on sale of business	—	—	0.10	—
Asset disposal costs	—	0.09	0.10	0.09
Costs expected to be indemnified, net	(0.07)	—	(0.03)	—
Inventory revaluation adjustment on acquired businesses	—	0.02	0.01	0.05
Purchase price adjustment on acquisition	—	—	(0.02)	—
Advisory income	—	—	(0.01)	(0.01)
Noncontrolling interest adjustment	0.02	0.10	0.09	0.08
Total Net Adjustments	(0.84)	(0.04)	(10.97)	(1.30)
Income tax effect on adjustments (2)	0.36	0.01	0.91	0.22
U.K. tax reform expense	0.01	0.01	0.01	0.61
Adjusted Diluted Earnings from Continuing Operations per Common Share	$0.85	$0.11	$1.68	$1.14

(1) Represents the exclusion of the portion of the PHPC deemed dividend (which represents remeasurements to the redemption value of the redeemable NCI) that exceeded fair value and interest expense, net of tax, associated with the convertible notes, both of which were treated as adjustments to income available to common shareholders for diluted earnings from continuing operations per common share. Post believes this exclusion allows for more meaningful comparison of performance to other periods.

(2) For all periods, income tax effect on adjustments was calculated on all items, except loss (gain) on investment in BellRing, income on swaps, net, transaction costs and adjustment to (gain on) bargain purchase, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income/expense on swaps, net was calculated using a rate of 21.5%. Income tax effect for loss (gain) on investment in BellRing and adjustment to (gain on) bargain purchase were calculated using a rate of 0.0%. Income tax effect for transaction costs was calculated using a rate of 12.0% for the three months and year ended September 30, 2022 and 24.5% for the three months and year ended September 30, 2021.

RECONCILIATION OF NET EARNINGS FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
Net Earnings from Continuing Operations	$83.9	$8.3	$735.0	$104.9
Income tax expense (benefit)	42.4	(4.8)	85.7	58.2
Interest expense, net	72.2	82.9	317.8	332.6
Depreciation and amortization	94.7	97.9	380.2	366.5
Loss (gain) on investment in BellRing	45.7	—	(437.1)	—
Income on swaps, net	(45.1)	(17.2)	(268.0)	(122.8)
(Gain) loss on extinguishment of debt, net	(81.7)	—	(72.6)	93.2
Non-cash stock-based compensation	17.5	12.1	65.8	48.7
Equity method investment adjustment	17.8	17.4	67.1	44.1
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	17.4	(7.3)	14.0	(54.2)
Transaction costs	1.0	1.7	32.1	5.8
Provision for legal settlements	13.8	—	13.8	15.0
Adjustment to (gain on) bargain purchase	—	1.2	—	(11.4)
Mark-to-market adjustments on equity securities	(0.8)	2.7	1.4	(9.6)
Loss on assets held for sale	0.4	—	(9.4)	(0.5)
Integration costs	1.3	2.5	11.1	4.1
Restructuring and facility closure costs	1.8	0.1	11.1	0.4
Loss on sale of business	—	—	6.3	—
Asset disposal costs	—	6.0	6.1	6.0
Noncontrolling interest adjustment	2.0	7.1	5.9	5.2
Costs expected to be indemnified, net	(4.4)	—	(1.6)	—
Inventory revaluation adjustment on acquired businesses	—	1.6	0.6	3.4
Purchase price adjustment on acquisition	—	—	(1.2)	—
Adjustment to TRA liability	—	—	—	0.4
Advisory income	(0.2)	(0.2)	(0.6)	(0.6)
Adjusted EBITDA	$279.7	$212.0	$963.5	$889.4
Adjusted EBITDA as a percentage of Net Sales	17.7%	15.6%	16.5%	17.9%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED SEPTEMBER 30, 2022
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other	Total
Segment Profit	$82.0	$27.7	$70.0	$16.1	$—	$195.8
General corporate expenses and other	—	—	—	—	(58.1)	(58.1)
Other expense, net	—	—	—	—	(5.8)	(5.8)
Operating Profit	82.0	27.7	70.0	16.1	(63.9)	131.9
Other expense, net	—	—	—	—	5.8	5.8
Depreciation and amortization	32.1	9.7	32.2	19.7	1.0	94.7
Non-cash stock-based compensation	—	—	—	—	17.5	17.5
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	0.1	(2.0)	—	19.3	17.4
Transaction costs	—	—	—	—	1.0	1.0
Provision for legal settlements	—	—	13.8	—	—	13.8
Mark-to-market adjustments on equity securities	—	—	—	—	(0.8)	(0.8)
Loss on assets held for sale	—	—	—	—	0.4	0.4
Integration costs	1.3	—	—	—	—	1.3
Restructuring and facility closure costs	—	—	—	—	1.8	1.8
Noncontrolling interest adjustment	—	(0.5)	—	—	—	(0.5)
Costs expected to be indemnified, net	—	—	(4.4)	—	—	(4.4)
Advisory income	—	—	—	—	(0.2)	(0.2)
Adjusted EBITDA	$115.4	$37.0	$109.6	$35.8	$(18.1)	$279.7
Adjusted EBITDA as a percentage of Net Sales	19.6%	31.7%	17.5%	14.4%	—	17.7%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED SEPTEMBER 30, 2021
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other	Total
Segment Profit	$66.5	$32.8	$14.2	$3.7	$—	$117.2
General corporate expenses and other	—	—	—	—	(23.0)	(23.0)
Other income, net	—	—	—	—	(9.5)	(9.5)
Operating Profit	66.5	32.8	14.2	3.7	(32.5)	84.7
Other income, net	—	—	—	—	9.5	9.5
Depreciation and amortization	34.6	10.4	31.7	20.3	0.9	97.9
Non-cash stock-based compensation	—	—	—	—	12.1	12.1
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	—	3.7	—	(11.0)	(7.3)
Transaction costs	—	—	—	—	1.7	1.7
Adjustment to bargain purchase	—	—	—	—	1.2	1.2
Mark-to-market adjustments on equity securities	—	—	—	—	2.7	2.7
Integration costs	2.5	—	—	—	—	2.5
Restructuring and facility closure costs	—	—	—	—	0.1	0.1
Asset disposal costs	—	—	6.0	—	—	6.0
Noncontrolling interest adjustment	—	(0.5)	—	—	—	(0.5)
Inventory revaluation adjustment on acquired businesses	1.6	—	—	—	—	1.6
Advisory income	—	—	—	—	(0.2)	(0.2)
Adjusted EBITDA	$105.2	$42.7	$55.6	$24.0	$(15.5)	$212.0
Adjusted EBITDA as a percentage of Net Sales	20.2%	33.6%	12.2%	9.6%	—	15.6%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2022
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other	Total
Segment Profit	$314.6	$109.5	$151.0	$57.1	$—	$632.2
General corporate expenses and other	—	—	—	—	(196.8)	(196.8)
Other income, net	—	—	—	—	(19.8)	(19.8)
Operating Profit	314.6	109.5	151.0	57.1	(216.6)	415.6
Other expense, net	—	—	—	—	19.8	19.8
Depreciation and amortization	133.1	37.5	127.5	78.4	3.7	380.2
Non-cash stock-based compensation	—	—	—	—	65.8	65.8
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	0.1	(4.5)	—	18.4	14.0
Transaction costs	—	0.6	—	—	31.5	32.1
Provision for legal settlements	—	—	13.8	—	—	13.8
Mark-to-market adjustments on equity securities	—	—	—	—	1.4	1.4
Gain on assets held for sale	—	—	—	—	(9.4)	(9.4)
Integration costs	8.8	—	—	2.3	—	11.1
Restructuring and facility closure costs	—	—	—	—	11.1	11.1
Loss on sale of business	—	—	—	—	6.3	6.3
Asset disposal costs	—	—	6.1	—	—	6.1
Noncontrolling interest adjustment	—	(1.6)	—	—	—	(1.6)
Costs expected to be indemnified, net	—	—	(1.6)	—	—	(1.6)
Inventory revaluation adjustment on acquired businesses	—	0.6	—	—	—	0.6
Purchase price adjustment on acquisition	—	—	—	—	(1.2)	(1.2)
Advisory income	—	—	—	—	(0.6)	(0.6)
Adjusted EBITDA	$456.5	$146.7	$292.3	$137.8	$(69.8)	$963.5
Adjusted EBITDA as a percentage of Net Sales	20.4%	30.7%	14.0%	13.3%	—	16.5%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2021
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other	Total
Segment Profit	$316.6	$115.4	$61.7	$75.9	$—	$569.6
General corporate expenses and other	—	—	—	—	(52.6)	(52.6)
Other income, net	—	—	—	—	(29.3)	(29.3)
Operating Profit	316.6	115.4	61.7	75.9	(81.9)	487.7
Other income, net	—	—	—	—	29.3	29.3
Depreciation and amortization	122.0	39.0	126.0	75.5	4.0	366.5
Non-cash stock-based compensation	—	—	—	—	48.7	48.7
Equity method investment adjustment	—	0.2	—	—	—	0.2
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	—	3.0	—	(57.2)	(54.2)
Transaction costs	—	—	—	—	5.8	5.8
Provision for legal settlements	15.0	—	—	—	—	15.0
Adjustment to bargain purchase	—	—	—	—	(11.4)	(11.4)
Mark-to-market adjustments on equity securities	—	—	—	—	(9.6)	(9.6)
Gain on assets held for sale	—	—	—	—	(0.5)	(0.5)
Integration costs	3.8	—	0.3	—	—	4.1
Restructuring and facility closure costs	—	—	—	—	0.4	0.4
Asset disposal costs	—	—	6.0	—	—	6.0
Noncontrolling interest adjustment	—	(1.8)	—	—	—	(1.8)
Inventory revaluation adjustment on acquired businesses	3.1	—	—	0.3	—	3.4
Adjustment to TRA liability	—	—	—	—	0.4	0.4
Advisory income	—	—	—	—	(0.6)	(0.6)
Adjusted EBITDA	$460.5	$152.8	$197.0	$151.7	$(72.6)	$889.4
Adjusted EBITDA as a percentage of Net Sales	24.0%	32.0%	12.2%	15.6%	—	17.9%